Exhibit 4.1
Execution Version
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
September 18, 2008
among
GLOBE METALLURGICAL INC.,
as Borrower,
ALABAMA SAND AND GRAVEL, INC.,
LAUREL FORD RESOURCES, INC. and
WEST VIRGINIA ALLOYS, INC.
as Subsidiary Guarantors,
GLOBE SPECIALTY METALS, INC.
(f/k/a International Metal Enterprises, Inc.),
as Parent
THE LENDERS PARTY HERETO
SOCIÉTÉ GÉNÉRALE,
as Sole Arranger, Administrative Agent, Issuing Bank,
Swingline Lender and Collateral Agent

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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ANNEX:
Annex A—Definitions
SCHEDULES:
Schedule 2.01—Commitments
Schedule 4.05—Properties
Schedule 4.06—Disclosed Matters
Schedule 4.12—Material Agreements
Schedule 4.14—Insurance
Schedule 4.15—Capitalization and Subsidiaries
Schedule 4.18—Affiliate Transactions
Schedule 6.01—Existing Indebtedness
Schedule 6.02—Existing Liens
Schedule 6.04—Existing Investments
Schedule 6.10—Existing Restrictions
EXHIBITS:
Exhibit A—Form of Assignment Agreement
Exhibit B—Form of Opinion of Borrower’s Counsel
Exhibit C—Form of Borrowing Base Certificate
Exhibit D—Form of Compliance Certificate
Exhibit E—Form of Joinder Agreement
Exhibit F—Form of Borrowing Request

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated as of September 18, 2008, and is entered into by and among GLOBE METALLURGICAL INC., a Delaware corporation, as the Borrower, ALABAMA SAND AND GRAVEL, INC., a Delaware corporation, LAUREL FORD RESOURCES, INC., a Kentucky corporation, WEST VIRGINIA ALLOYS, INC., a Delaware corporation, as Subsidiary Guarantors, GLOBE SPECIALTY METALS, INC. (f/k/a International Metal Enterprises, Inc.), as Parent, the LENDERS FROM TIME TO TIME PARTY HERETO, as Lenders, and SOCIÉTÉ GÉNÉRALE, as Sole Arranger, Administrative Agent, Issuing Bank, Swingline Lender and Collateral Agent.
     The parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:
ARTICLE I
Definitions
     Section 1.01 Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified therefor on Annex A.
     Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).
     Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative

Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
     Section 2.01 Existing Loans; Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to acquire by assignment pursuant to the Master Assignment the Revolving Loans under the Existing Credit Agreement and make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the total Revolving Commitments or (y) the Borrowing Base, and (b) each Term Lender severally agrees, on the terms and conditions set forth in this Agreement, to acquire by assignment pursuant to the Master Assignment the Term Loans under the Existing Credit Agreement and make a single Term Loan to the Borrower, in an aggregate amount equal to the amount of its Term Loan Commitment on the Effective Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.
     Section 2.02 Loans and Borrowings.
          (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04. The Term Loans shall amortize as set forth in Section 2.09.
          (b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any LIBOR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of ten (10) LIBOR Borrowings outstanding at any time.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing as a LIBOR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either by delivering (by hand or facsimile) to the Administrative Agent a Borrowing Request signed by the Borrower or by telephone in each case (a) in the case of a LIBOR Borrowing, not later than 1:00 p.m. (New York time) three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m. (New York time) on the date of the proposed Borrowing. Each such telephonic request for a Borrowing shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a Borrowing Request signed by the Borrower. Each such telephonic request and Borrowing Request shall specify the following information in compliance with Section 2.01:
               (i) the Class and aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing,
               (ii) the date of such Borrowing, which shall be a Business Day;
               (iii) whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and
               (iv) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04 Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding $3,000,000 or (y) the sum of the total Revolving Exposures exceeding the lesser of the total Revolving Commitments and the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile) not later than 1:00 p.m. (New York time) on the day of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.17(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m. (New York time) on the requested date of such Swingline Loan.
          (b) The Swingline Lender may, by written notice given to the Administrative Agent not later than 9:00 a.m. (New York time) on any Business Day, require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or a reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to such payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loans acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     Section 2.05 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent, prior to 9:00 am (New York time) on the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m. (New York time) on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m. (New York time) on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m. (New York time) on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m. (New York time) on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to such payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph in respect of any LC Disbursement shall be due and payable at the time such LC Disbursement is reimbursed and shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders, be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Default have been cured or waived.

     Section 2.06 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m. (New York time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     Section 2.07 Interest Elections.
          (a) Subject to Section 2.02(b), each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and
               (iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.08 Termination of Commitments.
          (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Effective Date and (ii) the Revolving Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans and unreimbursed LC Disbursements, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of

Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Issuing Bank of a cash deposit (or, at the discretion of the Issuing Bank, a back up standby letter of credit satisfactory to the Issuing Bank) in an amount equal to 103% of the related LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate the Commitments under Section 2.08(b) at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.
     Section 2.09 Repayment and Amortization of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent, for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on the earlier of the Maturity Date and 180 days after such Revolving Loan is made, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding. The Borrower shall repay the Term Loans (x) in equal installments of $2,105,263 each on the last day of each March, June, September and December, commencing on December 31, 2008 and (y) on the Maturity Date, in an amount equal to the aggregate principal amount of the Term Loans that remains outstanding on such date.
          (b) At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, on each Business Day, at or before 11:00 a.m. (New York time), the Administrative Agent shall apply all immediately available funds credited to the Collection Account first to prepay any outstanding Swingline Loans, second to prepay any outstanding Revolving Loans, and third to cash collateralize any outstanding LC Exposure.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to Section 2.09(c) or (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after any assignment by such Lender pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.10 Prepayment of Loans.
          (a) The Borrower shall have the right, at any time and from time to time, to prepay any Borrowing in whole or in part; provided that (i) any such prepayment of Swingline Loans shall be in an amount that is an integral multiple of $50,000 and not less than $100,000, (ii) any such prepayment of Revolving Loans shall be in an amount that is an integral multiple of $100,000 and not less than $100,000, and (iii) any such prepayment of the Term Loans shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Each such prepayment shall be accompanied by a payment of the accrued and unpaid interest on the amount so prepaid to the extent required by Section 2.12 together with any amounts payable pursuant to Section 2.15. The Borrower shall notify the Administrative Agent (and, in the case of a prepayment of Swingline Loans, the Swingline Lender) by telephone (confirmed by facsimile) of any such prepayment (x) in the case of a prepayment of a LIBOR Borrowing, not later than 10:00 a.m. (New York time) three Business Days before the date of prepayment, (y) in the case of a prepayment of an ABR Borrowing, not later than 10:00 a.m. (New York time) one Business Day before the date of prepayment, and (iii) in the case of a prepayment of Swingline Loans, not later than 1:00 p.m. (New York time) on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each optional prepayment of a Revolving Borrowing or a Term Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, and each such prepayment of the Term Loans shall be applied to reduce the scheduled installments of principal required to be made in respect of the Term Loans pursuant to Section 2.09(a) in the inverse order of maturity.
          (b) In the event the total Revolving Exposure at any time exceeds the lesser of (i) the total Revolving Commitments and (ii) the Borrowing Base, the Borrower shall first prepay the Swingline Loans, second prepay the Revolving Loans and third cash collateralize the outstanding LC Exposure in an aggregate amount equal to such excess.
          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrower shall, on the first Business Day following such receipt, prepay the Obligations in the manner set forth in Section 2.10(e) in an aggregate principal amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then either (i) so long as full cash dominion is not in effect in accordance with Section 7.3 of the Security Agreement, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate or (ii) if full cash dominion is so in effect, if the Net Proceeds specified in such certificate are to be applied by (A) the Borrower, then such Net Proceeds shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitments) and upon such application the Administrative Agent shall establish a Reserve against the Revolving Commitments in an amount equal to the amount of such proceeds so applied or (B) any Loan Party other than the Borrower, then such Net Proceeds shall be deposited in a cash collateral account and in either case, thereafter, such funds shall be made available to the applicable Loan Party as follows:
               (1) the Borrower shall request a Revolving Loan (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request that a release from the cash collateral account be made in the amount needed;
               (2) so long as the conditions set forth in Section 3.02 have been met, the Revolving Lenders shall make such Revolving Loan or the Administrative Agent shall release such funds from the cash collateral account; and
               (3) in the case of Net Proceeds applied against the Revolving Loans, the Reserve established with respect to the applicable proceeds shall be reduced by the amount of such Revolving Loan;
provided that, to the extent of any such Net Proceeds that have not been so applied by the end of such 180 day period, a prepayment shall be required at the end of such period in an amount equal to such Net Proceeds that have not been so applied; and provided, further, that the Borrower shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets with respect to Net Proceeds in any Fiscal Year in an aggregate amount in excess of $1,000,000.
          (d) In the event there is Consolidated Excess Cash Flow for any Fiscal Year, commencing with the Fiscal Year ending on June 30, 2009, the Borrower shall prepay the Obligations in the manner set forth in Section 2.10(e), on the date that is 15 Business Days after the date on which the Borrower’s audited financial statements for such Fiscal Year are delivered pursuant to Section 5.01(a), in an amount equal to the lesser of (i) 25% of such Consolidated Excess Cash Flow and (ii) $7,500,000. Each such Consolidated Excess Cash Flow prepayment shall be accompanied by a certificate signed by a Financial Officer certifying the manner in which Consolidated Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Administrative Agent.
          (e) All prepayments pursuant to Sections 2.10(c) and (d) shall be applied first to prepay the Term Loans (with such prepayments to be applied to reduce the scheduled installments of principal required to be made in respect of the Term Loans pursuant to Section 2.09(a) in the inverse order of maturity), second to prepay the Swingline Loans, with a corresponding reduction in the Revolving Commitments in the case of any such prepayment pursuant to Section 2.10(c), third to prepay the Revolving Loans, with a corresponding reduction in the Revolving Commitments in the case of any such prepayment pursuant to Section 2.10(c), and fourth to cash collateralize outstanding LC Exposure.
     Section 2.11 Fees.
          (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (“Commitment Fee”), which shall accrue at the rate equal to the Applicable Margin for the Commitment Fee on the average daily amount, during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate, of (i) the Revolving Commitment of such Lender minus (ii) the sum of (A) the aggregate outstanding principal amount of such Lender’s Revolving Loans plus (B) such Lender’s LC Exposure. Accrued Commitment Fees shall be payable in arrears on the last day of each March, June, September and December and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Lender, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to LIBOR Revolving Loans, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure; provided that, the amount of such participation fee shall not be less than $250 in any Fiscal Quarter, and (ii) to the Issuing Bank (A) a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, (B) a negotiation fee in an amount equal to the greater of (1) $150 and (2) 0.25% of the face amount of each Letter of Credit issued, amended, renewed or extended and (C) the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Negotiation fees payable to the Issuing Bank with respect to any Letter of Credit shall be payable upon the date of issuance, amendment, renewal or extension of such Letter of Credit. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     Section 2.12 Interest.
          (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
          (b) The Loans comprising each LIBOR Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by any Loan Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise (after giving effect to the grace period set forth in Section 7.1(b)), such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (B) in the case of any other amount, 2.00% plus the rate applicable to ABR Borrowings as provided in paragraph (a) of this Section 2.12 and (ii) without duplication, if an Event of Default under Section 7.1(h) or (i) has occurred and is continuing, each Loan shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed in the applicable period (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          (f) All Loans acquired by assignment pursuant to the Master Assignment shall be deemed to be Loans made on the Effective Date for purposes of this Section and for purposes of determining the Interest Period applicable to any such Loans which are LIBOR Loans. The three Business Day notice requirement in Section 2.03 shall apply with respect to any such Loans which are to be maintained as LIBOR Loans on the Effective Date.
     Section 2.13 Alternate Rate of Interest. If, prior to the commencement of any Interest Period for a LIBOR Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBOR Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBOR Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
     Section 2.14 Increased Costs.
          (a) If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank; or
               (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.14(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan to an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     Section 2.16 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent, the applicable Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Collateral Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, the Collateral Agent or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender, the Collateral Agent or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, the Collateral Agent or such Lender, as applicable, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as applicable, is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     Section 2.17 Payments Generally; Allocation of Proceeds; Sharing of Setoffs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16 or otherwise) prior to 11:00 a.m. (New York time) on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1221 Avenue of the Americas, New York NY 10020, except that payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.
          (b) Any proceeds of Collateral received by the Collateral Agent or the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower or as otherwise provided in this Agreement), (B) a mandatory prepayment (which shall be applied in accordance with the applicable provisions of Section 2.10) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect in accordance with Section 7.3 of the Security Agreement (which shall be applied in accordance with Section 2.09(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied first to pay ratably any fees, indemnities, or expense reimbursements, including amounts then due to the Collateral Agent, the Administrative Agent or the Issuing Bank from the Borrower and the payment of any amounts owing with respect to Reserved Obligations that constitute Secured Obligations, second to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third to pay ratably the interest then due and payable on the Loans, fourth to prepay ratably the principal of all outstanding Loans, any unreimbursed LC Disbursements and the payment of any amounts owing with respect to Hedging Obligations that constitute Secured Obligations (with any such amounts applied to the Term Loans being applied to reduce the scheduled installments of principal required to be made in respect of the Term Loans pursuant to Section 2.09(a) in the inverse order of maturity), fifth to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit, which amount shall be held by the Administrative Agent as cash collateral for such Obligations, and sixth to the payment of any other Secured Obligation due to any Secured Party by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any LIBOR Loan of a Class except (a) on the expiration date of the Interest Period applicable to any such LIBOR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.15. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
          (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including all reimbursement for fees and expenses pursuant to Section 9.03) and other sums payable under the Loan Documents may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 or 2.04, as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
          (d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any participations in LC Disbursements, in any such case, which results in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender under or in connection with the Loan Documents to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
     Section 2.18 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then:
          (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);
          (b) the Borrower may, at its sole expense and effort, require such Lender (a “Replaced Lender”), upon notice to the Replaced Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) such assignment will result in a reduction in such compensation or payments. A Replaced Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 2.19 Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment to any Person because such payment or the application thereof is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference or impermissible setoff or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.19 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment. The provisions of this Section 2.19 shall survive the termination of this Agreement.

ARTICLE III
Conditions Precedent
     Section 3.01 Effective Date. The obligation of each Lender to make the initial Loans on the Effective Date, and of the Issuing Bank to issue the initial Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received the following, each dated on or before the Effective Date, duly executed by all the parties thereto, each in form and substance satisfactory to the Administrative Agent:
               (i) this Agreement and all attached exhibits and schedules;
               (ii) any promissory notes requested by a Lender pursuant to Section 2.09 payable to the order of each such requesting Lender;
               (iii) the Security Agreement, together with UCC-3 financing statement assignments, UCC-1 financing statements, certificates representing the Equity Interests in the Effective Date Subsidiary Guarantors pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate, executed in blank by a duly authorized officer of the Borrower, and any other documents, agreements or instruments necessary to create a valid and perfected first priority security interest in the Collateral described therein in favor of the Collateral Agent;
               (iv) (A) assignments of Mortgages delivered in connection with the Existing Credit Agreement by Fortis Capital Corp., as collateral agent under the Existing Credit Agreement to the Collateral Agent together with amendments thereto between each applicable Loan Party and the Collateral Agent and (B) a Mortgage in favor of the Collateral Agent with respect to the production facility of WVA located in Fayette County, West Virginia, each granting a Lien to the Collateral Agent in the Mortgaged Property described therein to secure the Secured Obligations, together with any other documents, agreements or instruments necessary to create a valid and perfected first priority security interest in and Lien on such Mortgaged Property in favor of the Collateral Agent, and:
          (1) an appraisal of each of the Mortgaged Properties complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, which appraisals shall be from a Person acceptable to the Administrative Agent and otherwise in form and substance satisfactory to the Administrative Agent;
          (2) a certification from the National Research Center, or any successor agency thereto, regarding each parcel of real property subject to a Mortgage, and if the Mortgaged Property is located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), together with flood insurance in such total amount as required by Regulation H of the Federal Reserve Board;

          (3) an opinion of counsel in each state in which such Mortgaged Property is located, in form and substance and from counsel reasonably satisfactory to the Collateral Agent; and
          (4) (A) in respect of each Mortgaged Property subject to a Mortgage delivered in connection with the Existing Credit Agreement, a copy of a fully paid mortgagee policy of title insurance with respect to the Mortgaged Property, in form and substance acceptable to the Collateral Agent, (B) in respect of the Borrower’s facility located in Niagara County, New York, an updated title report for such jurisdiction dated on or about the Effective Date showing no liens on such facility since the date of such existing policy except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date, and (C) in respect of the Borrower’s facilities located in Dallas County, Alabama and Washington County, Ohio, title commitments for endorsements of such existing policies in favor of the Collateral Agent, dated on or about the Effective Date;
               (v) the Capital Contribution Agreement, together with any documents, agreements or instruments necessary to create a valid and perfected first priority security interest in the Borrower’s rights under the Capital Contribution Agreement in favor of the Collateral Agent; and
               (vi) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.
          (b) Opinion of Loan Parties’ Counsel. The Administrative Agent (or its counsel) shall have received a favorable written opinion of Arent Fox LLP, counsel to the Loan Parties, dated the Effective Date and addressed to the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders, in substantially the form of Exhibit B.
          (c) Closing Certificates; Certified Certificates of Incorporation, Etc.; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the specimen signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization (or other comparable constituent documents) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its By-Laws or operating, management or partnership agreement, and (ii) a long-form good standing certificate for each Loan Party from its jurisdiction of organization.
          (d) Financial Officer’s Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article IV are true and correct as of such date, (iii) stating that the conditions in this Section 3.01 have been met, (iv) certifying as to the matters set forth in Section 4.13, (v) certifying that the

Borrower has received the Equity Issuance proceeds or capital contribution required pursuant to Section 3.01(p), and (vi) certifying as to such other factual matters as may be reasonably requested by the Administrative Agent.
          (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.
          (f) Customer List. The Administrative Agent shall have received a true and complete updated customer list for the Borrower and its Subsidiaries, including addresses, phone numbers and contacts.
          (g) Collateral Access Agreements. The Administrative Agent shall have received each Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement.
          (h) Borrowing Base Certificate and Compliance Certificate. The Administrative Agent shall have received (i) an initial executed Borrowing Base Certificate, dated as of July 31, 2008 and (ii) an initial Compliance Certificate, signed by a Financial Officer and setting forth calculations demonstrating the Borrower’s compliance with the financial covenants set forth in Section 6.13 as of July 31, 2008 and for the four Fiscal-Quarter period ended on such date, calculated on a pro forma basis after giving effect, in a manner satisfactory to the Administrative Agent, to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date.
          (i) Other Financial Information. The Administrative Agent shall have received true and correct copies of (i) the audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, as of and for the Fiscal Years ended June 30, 2005, June 30, 2006, and June 30, 2007, (ii) the unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, as of and for the Fiscal Quarters ended September 30, 2007, December 31, 2007, and March 31, 2008 and the Fiscal Months ended April 30, 2008, May 31, 2008, June 30, 2008 and July 31, 2008, (iii) the projected annual consolidated financial statements (including balance sheets and related statements of operations, stockholders’ equity and cash flows) of the Borrower and its Subsidiaries for the five (5) year period commencing on the Effective Date, and (iv) such other financial information as the Administrative Agent may reasonably request.
          (j) No Material Adverse Effect. Since June 30, 2007, no event shall have occurred and no circumstance shall have come into existence which, in the opinion of the Administrative Agent, has had a Material Adverse Effect.
          (k) Environmental Reports. The Administrative Agent shall have received environmental reports (including Phase I environmental studies), from firm(s) satisfactory to the Lenders, with respect to the real properties of the Loan Parties, which reports shall be in form and substance reasonably satisfactory to the Lenders.

          (l) Collateral Examination. The Administrative Agent shall have received an independent collateral examiner’s report dated not more than one year prior to the Effective Date in form and substance satisfactory to the Administrative Agent.
          (m) Due Diligence. The Administrative Agent shall have completed all aspects of its due diligence investigation of the Borrower and its Subsidiaries (including as to any of their respective contingent liabilities and contractual obligations) and the assets of the Loan Parties, and the results of such investigation shall be satisfactory to the Administrative Agent in all respects.
          (n) Insurance Certificates. The Administrative Agent shall have received certificates as to coverage under the insurance policies required by Section 5.09 and the applicable provisions of the Collateral Documents, which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured.
          (o) Authorizations and Approvals. All Governmental Authorities and Persons shall have approved or consented to the Transactions and the transactions contemplated hereby, including, without limitation, those required in connection with the continued operation of the Borrower and its Subsidiaries, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement, the Transactions and the actions contemplated hereby and thereby.
          (p) Equity Contribution. The Administrative Agent shall have received evidence satisfactory to it in all respects that Borrower has received at least $5,000,000 in proceeds from the issuance of additional Equity Interests of or capital contributions to the Borrower on the Effective Date.
          (q) Existing Indebtedness. The Administrative Agent shall have received such evidence as the Administrative Agent and Collateral Agent may reasonably require that (i) the Junior Credit Agreement has been terminated or concurrently with the initial Loans or the issuance of the initial Letter of Credit is being terminated and all Liens securing obligations under the Junior Credit Agreement have been released or concurrently with the initial Loans or the issuance of the initial Letter of Credit are being released and (ii) concurrently with the initial Loans or the issuance of the initial Letter of Credit (A) the Indebtedness of the Loan Parties held by the lenders under the Existing Credit Agreement is being acquired by the Lenders pursuant to the Master Assignment, (B) all Liens securing obligations under the Existing Credit Agreement are being assigned to the Collateral Agent pursuant to the Master Assignment, (C) back-to-back Letters of Credit in form and substance satisfactory to the Administrative Agent are being issued with respect to all outstanding letters of credit under the Existing Credit Agreement, and (D) the Borrower shall terminate all Hedging Agreements maintained with Fortis Capital Corp. and its Affiliates and pay in full to Fortis Capital Corp. or its Affiliates, as applicable, any Hedging Obligations and other obligations with respect thereto and in connection with such termination.
          (r) Lien Searches. The Collateral Agent shall have received the results of recent lien searches in the jurisdiction of organization or formation of each Loan Party and in each of the jurisdictions where assets of the Loan Parties are located, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Collateral Agent.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
     Section 3.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the use of the proceeds thereof, the representations and warranties of the Borrower set forth in this Agreement shall be true and correct.
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the use of the proceeds thereof, no Default shall have occurred and be continuing.
          (c) After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability shall not be less than zero.
          (d) No material adverse change with respect to the Collateral described in the most recently delivered Borrowing Base Certificate has occurred and is continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.
ARTICLE IV
Representations and Warranties
     Each Loan Party (and with respect to Sections 4.01, 4.02 and 4.03, the Parent) represents and warrants to the Lenders that:
     Section 4.01 Organization; Powers. Each of the Loan Parties, each of its Subsidiaries and the Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     Section 4.02 Authorization; Enforceability. The Transactions are within each Loan Party’s and the Parent’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents to which each Loan Party and the Parent is a party have been duly executed and delivered by such Loan Party and the Parent and constitute a legal, valid and binding obligation of such Loan Party and the Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 4.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or other Person, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries or the Parent, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or the Parent or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries or the Parent, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries or the Parent, except Liens created pursuant to the Loan Documents.
     Section 4.04 Financial Condition; No Material Adverse Change.
          (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Years ended June 30, 2005, June 30, 2006 and June 30, 2007, the Fiscal Quarters ended September 30, 2007, December 31, 2007 and March 31, 2008, and the Fiscal Months ended April 30, 2008, May 31, 2008, June 30, 2008 and July 31, 2008. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP.
          (b) The consolidated forecasted balance sheet and statements of income, stockholders equity and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 3.01(i)(iii) and Section 5.01(f) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.
          (c) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since June 30, 2007.
          (d) Except as disclosed in the financial statements referred to above or the footnotes thereto, after giving effect to the Transactions, none of the Borrower or any of its Subsidiaries has, as of the Effective Date, any contingent liabilities that would reasonably be expected to result in a Material Adverse Effect.
          (e) The information contained in the most recently delivered Borrowing Base Certificate is complete and correct in all material respects.

     Section 4.05 Properties.
          (a) As of the Effective Date, Schedule 4.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.
          (b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all material trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the Effective Date, is set forth on Schedule 4.05, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.
          (c) Neither the Borrower nor any of its Subsidiaries has received written notice of, or has knowledge of, any pending or contemplated condemnation or expropriation proceeding material to, or affecting any material portion of, any Mortgaged Property or any sale or disposition thereof in lieu of condemnation or expropriation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual fight to purchase such Mortgaged Property or interest therein, except as set forth on Schedule 4.05.
     Section 4.06 Litigation and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
          (c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     Section 4.07 Compliance with Laws and Agreements; Absence of Default. Each Loan Party and each of its Subsidiaries are in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     Section 4.08 Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     Section 4.09 Taxes. Each Loan Party and each of its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No Tax liens have been filed and no claims are being asserted with respect to any such Taxes.
     Section 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.
     Section 4.11 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written statements furnished by or on behalf of any Loan Party to the Administrative Agent, the Collateral Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
     Section 4.12 Material Agreements. All material agreements and contracts to which any Loan Party is a party or is bound as of the Effective Date are listed on Schedule 4.12. No Loan Party is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

     Section 4.13 Solvency.
          (a) Immediately after the consummation of the Transactions to occur on the Effective Date, and as of the date of each Borrowing, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
          (b) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     Section 4.14 Insurance. Schedule 4.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the other Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate.
     Section 4.15 Capitalization and Subsidiaries. Schedule 4.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record on the Effective Date by the Persons identified on Schedule 4.15, and (c) the type of entity and jurisdiction of organization of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to any particular such Equity Interests) duly authorized and issued and are fully paid and non-assessable.
     Section 4.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents are effective to create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

     Section 4.17 Labor Disputes. There are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries that are pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Loan Parties and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any of its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.
     Section 4.18 Affiliate Transactions. Except as set forth on Schedule 4.18, as of the Effective Date, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons is directly or indirectly indebted to or has any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.
     Section 4.19 Regulation U.
          (a) The Borrower shall use the proceeds of the Loans solely for the purposes set forth in Section 5.08, and no part of the proceeds of the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
          (b) Margin stock (as defined in Regulation U of the Board) constitutes less than 25% of the value of the assets of the Borrower and its Subsidiaries.
ARTICLE V
Affirmative Covenants
     Until the Commitments have expired or been terminated and the Secured Obligations have been paid in full and all Letters of Credit shall have expired or terminated, the Loan Parties covenant and agree, jointly and severally, for the benefit of the Lenders, that:
     Section 5.01 Financial Statements; Borrowing Base and Other Information. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly thereafter furnish to each Lender or, in the case of clauses (g), (h) and (i) below, each Revolving Lender):
          (a) within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ended June 30, 2008, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
          (b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2008, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end thereof) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis and consolidating in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) within 30 days after the end of each Fiscal Month, commencing with the Fiscal Month ended August 31, 2008, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end thereof) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (d) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13 and demonstrating the determination of the Applicable Margin and (iii) stating whether any change in GAAP or in the application thereof has occurred since June 30, 2007 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (f) as soon as available, but in any event not later than the end of each Fiscal Year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower for each Fiscal Quarter of the upcoming Fiscal Year and for each subsequent Fiscal Year through and including the Fiscal Year which includes the Maturity Date of the Term Loans (the “Projections”), in form reasonably satisfactory to the Administrative Agent; provided that, if the period covered by any Projections as described above would include less than three full Fiscal Years, such Projections will also include such additional number of Fiscal Years after the Fiscal Year that includes the Maturity Date as is necessary in order for such Projections to cover three full Fiscal Years;
          (g) as soon as available but in any event within 15 days after the end of each Fiscal Month, or, if Availability is less than or equal to $5,000,000 at the end of a Fiscal Month, within 15 days after the 15th and last day of each Fiscal Month until the next Fiscal Month end on which Availability is greater than $5,000,000, and at such other times as may be necessary to re-determine Availability or as may be requested by the Administrative Agent or the Collateral Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;
          (h) as soon as available but in any event within 15 days after the end of each Fiscal Month and at such other times as may be requested by the Administrative Agent or the Collateral Agent, as of the period then ended, all delivered electronically in a text formatted file (not in an Adobe *.pdf file):
               (i) a detailed aging of the Loan Parties’ (other than the Excluded Subsidiary Guarantors) Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Collateral Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
               (ii) a schedule detailing the Loan Parties’ (other than the Excluded Subsidiary Guarantors) Inventory, in form satisfactory to the Collateral Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Collateral Agent has previously indicated to the Borrower are deemed by the Collateral Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns credits issued by any such Loan Party and complaints and claims made against any such Loan Party), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;
               (iii) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;
               (iv) a reconciliation of the Loan Parties’ (other than the Excluded Subsidiary Guarantors) Accounts and Inventory between the amounts shown in such Loan

Parties’ general ledgers and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and
               (v) a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;
          (i) as soon as available but in any event within 15 days after the end of each Fiscal Month and at such other times as may be requested by the Administrative Agent or the Collateral Agent, as of the Fiscal Month then ended, a schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file (not in an Adobe *.pdf file);
          (j) within 15 days after the end of each Fiscal Year, and at such other times as may be requested by the Administrative Agent or the Collateral Agent, an updated list of all customer addresses, delivered electronically in a text formatted file (not in an Adobe *.pdf file);
          (k) promptly upon the Administrative Agent’s or the Collateral Agent’s request:
               (i) copies of invoices issued by the Loan Parties (other than the Excluded Subsidiary Guarantors) in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
               (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party (other than the Excluded Subsidiary Guarantors); and
               (iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;
          (l) upon request by the Collateral Agent, the Loan Parties’ (other than the Excluded Subsidiary Guarantors) sales journals, cash receipts journals (identifying trade and non-trade cash receipts) and debit memo/credit memo journals;
          (m) as soon as possible and in any event within 30 days after the filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;
          (n) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
          (o) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

          (p) on or before the first day of December of each Fiscal Year, evidence in form and substance satisfactory to the Administrative Agent that the requirements of Section 5.16 have been met.
     Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $2,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any Environmental Law or seeks remedies in connection with any Environmental Law, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $2,000,000, or (vii) involves any product recall;
          (c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;
          (d) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;
          (e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);
          (f) all material amendments to any material agreement of any of the Loan Parties, together with a copy of each such amendment;
          (g) the fact that a Loan Party has entered into a Hedging Agreement or an amendment to a Hedging Agreement, together with copies of all agreements evidencing such Hedging Agreement or amendments thereto (which shall be delivered within two Business Days after the execution thereof);
          (h) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,000,000; and
          (i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiting such notice and any action taken or proposed to be taken with respect thereto.

     Section 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the tights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property tights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.
     Section 5.04 Payment of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not result in aggregate liabilities in excess of $2,000,000 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest.
     Section 5.05 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     Section 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Collateral Agent, the Administrative Agent or any Lender (including employees of the Collateral Agent, the Administrative Agent or any Lender or any consultants, accountants, lawyers and appraisers retained by the Collateral Agent, the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. After the occurrence and during the continuation of any Event of Default, each Loan Party shall provide the Administrative Agent, the Collateral Agent and each Lender with access to its suppliers. The Loan Parties acknowledge that the Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
     Section 5.07 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all material Requirements of Law (including, without limitation, Environmental Laws) applicable to it or its property.
     Section 5.08 Use of Proceeds. The proceeds of the Term Loans will be used only (a) to refinance existing Indebtedness of the Borrower and (b) to pay fees, costs and expenses related to the Transactions. The proceeds of the Revolving Loans will be used only (a) to refinance existing Indebtedness of the Borrower, (b) to pay fees, costs and expenses related to the Transactions, and (c) for other general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     Section 5.09 Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable carriers having a financial strength rating of at least A+ by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; general liability; and workers’ compensation) and such other hazards as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, (b) if at any time the area in which the Mortgaged Property are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), flood insurance in such total amount as required by Regulation H of the Board, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time and (c) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, promptly upon any request therefor by the Administrative Agent or the Collateral Agent (and in any event no less frequently than once during each twelve-month period), information in reasonable detail as to the insurance so maintained.
     Section 5.10 Casualty and Condemnation. The Borrower (a) will furnish to the Collateral Agent, the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
     Section 5.11 Field Examinations. At any time that the Collateral Agent requests (which request shall be made by the Collateral Agent at least once during each calendar year), the Borrower and the Subsidiary Guarantors will provide the Collateral Agent with audits or field examinations, or updates thereof, with respect to the Accounts and Inventory of the Loan Parties, in each case from auditors or valuation consultants selected and engaged by the Collateral Agent and prepared on a basis satisfactory to the Collateral Agent, such audits, field examinations and updates to include, without limitation, information required by any applicable laws and regulations; provided, however, that, so long as no Event of Default has occurred and is continuing, only one such audit or field examination per calendar year shall be at the expense of the Loan Parties.
     Section 5.12 Deposit Accounts. Each Loan Party shall cause all deposit accounts to be (a) maintained with the Collateral Agent, (b) subject to a control agreement in form and substance satisfactory to the Collateral Agent among such Loan Party, the Collateral Agent, and the institution where such deposit account is held, (c) to contain less than $500,000.00 in the aggregate at any time, or (d) to be payroll, health care, insurance, or other employee benefit accounts.
     Section 5.13 Additional Collateral; Further Assurances.
          (a) Subject to applicable law, the Borrower and each Subsidiary Guarantor shall cause each of its Subsidiaries formed or acquired after the Effective Date to become a Loan Party by executing a Joinder Agreement in the form of Exhibit E (each, a “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Collateral Agent, for the benefit of the Secured Parties, in any property of such Subsidiary Guarantor which constitutes Collateral, including any parcel of real property located in the U.S. and owned by such Subsidiary Guarantor.
          (b) The Borrower and each Subsidiary Guarantor will cause 100% of the issued and outstanding Equity Interests of each of its Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents.
          (c) Without limiting the foregoing, each Loan Party will, and will cause each of its Subsidiaries formed or acquired after the Effective Date to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 3.01, as applicable), which may be required by law or which the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. Anything contained in this Agreement or any of the other Loan Documents to the contrary notwithstanding, no Excluded Subsidiary Guarantor shall be required to execute a Joinder Agreement (as defined in the Security Agreement) or otherwise grant the Collateral Agent Liens on any of its real or personal property.
          (d) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Guarantor (other than an Excluded Subsidiary Guarantor) after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Collateral Agent upon the acquisition thereof), the Borrower will notify the Collateral Agent and the Lenders thereof, and, if requested by the Collateral Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Subsidiary Guarantors to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in Section 5.13(c), all at the expense of the Loan Parties.
          (e) Promptly upon request by the Collateral Agent or the Required Lenders, the Borrower will take such actions as shall be necessary or reasonably requested by the

Collateral Agent to increase the “maximum principal indebtedness” referred to in the Mortgage encumbering the Borrower’s Mortgaged Property located in Niagara County New York to an amount requested by the Collateral Agent, not to exceed $22,000,000, including without limitation, executing and delivering an amendment to such Mortgage in form and substance satisfactory to the Collateral Agent together with any affidavits, agreements or other documents reasonably requested by Collateral Agent in connection therewith and paying or causing to be paid any mortgage recording tax or other similar taxes and fees applicable in respect of such increase in such jurisdiction, all at the expense of the Loan Parties.
     Section 5.14 Required Hedging. On or before 10 Business Days after the Effective Date, the Borrower shall enter into a Hedging Agreement with respect to at least 50% of the aggregate principal amount of the Term Loans, which Hedging Agreement (a) shall be maintained in effect by the Borrower until the Maturity Date in respect of the Term Loans and (b) provide for a rate cap, and be placed with counterparties, in each case that are acceptable to the Administrative Agent.
     Section 5.15 Annual Lenders’ Meeting. The Borrower shall, at its sole cost and expense, arrange for an annual meeting of the Lenders at which the Borrower’s Financial Officers shall make a presentation to the Lenders regarding the operations, business affairs, prospects and financial condition of the Borrower and its Subsidiaries and address such additional matters related to any of the foregoing as any Lender or Agent shall request. Such meetings shall be held (a) at the chief executive offices of the Borrower, at the New York offices of SG or at such other location as the Borrower, the Lenders and the Agents shall agree, or (b) via teleconference so long as copies of any slides or other written materials relating to such presentation shall have been delivered to the Lenders in advance of such teleconference. Such meetings shall be held approximately on each anniversary of the Effective Date, as the Borrower and the Lenders shall agree.
     Section 5.16 Production Sold Forward. The Loan Parties shall maintain on an ongoing basis at least 25% of their production sold twelve months forward on a firm contract basis and on terms and conditions otherwise reasonably acceptable to the Administrative Agent.
     Section 5.17 Post Closing Obligations.
          (a) On or before 1 Business Day after the Effective Date the Borrower shall deliver to the Collateral Agent a deposit account control agreement duly executed by each of the parties thereto in form and substance satisfactory to the Collateral Agent with respect to the deposit account of the Borrower maintained at JPMorgan Chase Bank, N.A.
          (b) On or before 60 days after the Effective Date the Borrower shall deliver to the Collateral Agent (a) an American Land Title Association Lender’s Extended Coverage title insurance policy with respect to respect to the production facility of WVA located in Fayette County, West Virginia issued by a title insurer reasonably satisfactory to the Collateral Agent in form and substance, with endorsements and in amounts reasonably satisfactory to the Collateral Agent assuring the Collateral Agent that the Mortgage with respect to respect to the production facility of WVA located in Fayette County, West Virginia is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under this Agreement and for mechanics’ liens) and for any other matter that the Collateral Agent may reasonably request and (b) a current A.L.T.A. survey with respect to the production facility of WVA located in Fayette County, West Virginia, certified to the Collateral Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception.
ARTICLE VI
Negative Covenants
     Until the Commitments have expired or terminated and the Secured Obligations have been paid in full and all Letters of Credit have expired or terminated, the Loan Parties covenant and agree, jointly and severally, for the benefit of the Lenders, that:
     Section 6.01 Indebtedness. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:
          (a) the Secured Obligations;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01, and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with Section 6.01(e);
          (c) Indebtedness of the Borrower to any of its Subsidiaries and of any such Subsidiary to the Borrower or any other Subsidiary of the Borrower; provided that (i) any Indebtedness of (A) any Subsidiary of the Borrower that is not a Loan Party or (B) any Excluded Subsidiary Guarantor, in either case that is owed to the Borrower or any Subsidiary Guarantor shall be subject to Section 6.04 and (ii) any Indebtedness of the Borrower to any of its Subsidiaries, and any Indebtedness of any Subsidiary Guarantor to any Subsidiary of the Borrower that is not a Loan Party, shall in each case be subordinated to the Secured Obligations on terms satisfactory to the Administrative Agent;
          (d) Guarantees by the Borrower of any Indebtedness of any of its Subsidiaries, and Guarantees by any Subsidiary of the Borrower of Indebtedness of the Borrower or any other Subsidiary of the Borrower; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary Guarantor of Indebtedness of (A) any Subsidiary of the Borrower that is not a Loan Party or (B) any Excluded Subsidiary Guarantor, in either case shall be subject to Section 6.04 and (iii) any Guarantee of any Subsidiary Guarantor permitted under this clause (d) shall be subordinated to the Secured Obligations of such Subsidiary Guarantor on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
          (e) Indebtedness which represents an extension, renewal, refinancing or replacement of any of the Indebtedness described in Section 6.01(b); provided that (i) the principal amount or interest rate of such Indebtedness is not increased thereby, (ii) any Liens securing such Indebtedness are not thereby extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such

Indebtedness is thereby required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed or extended Indebtedness;
          (f) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
          (g) Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
          (h) Indebtedness in respect of purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.01(f); provided that, the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $2,000,000;
          (i) unsecured Subordinated Indebtedness incurred pursuant to Section 11.02 in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; provided, that (i) before and after giving effect to any incurrence of Subordinated Indebtedness, no Default or Event of Default has occurred and is continuing or would result from such incurrence or from the application of the proceeds therefrom and (ii) prior to any incurrence of Subordinated Indebtedness, the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent setting forth calculations demonstrating that, immediately after giving effect to such incurrence, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 6.13; and
          (j) other unsecured Indebtedness in an aggregate principal amount not exceeding $2,000,000 at any time outstanding.
     Section 6.02 Liens. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Liens created pursuant to any Loan Document;
          (b) Permitted Encumbrances;
          (c) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or such Subsidiary and

(ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code as in effect in any relevant jurisdiction covering only the items being collected upon;
          (e) Liens granted by a Subsidiary of the Borrower that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary; and
          (f) Liens securing Indebtedness permitted under Section 6.01(h); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition unless such Indebtedness in excess of the lower of the cost or fair market value would otherwise be allowed under the terms of Section 6.01.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and Section 6.02(a), or (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and Section 6.02(a).
     Section 6.03 Fundamental Changes.
          (a) No Loan Party will, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than the Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party (other than an Excluded Subsidiary Guarantor) and (iii) any Subsidiary of the Borrower that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly-owned Subsidiary of the Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
          (b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
     Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary of the Borrower prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) or, in the case of any Excluded Subsidiary Guarantor, purchase or otherwise acquire any assets of any other Person, except:
          (a) Permitted Investments, subject to control agreements in favor of the Collateral Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties;
          (b) investments in existence on the Effective Date and described in Schedule 6.04, it being understood and agreed that working capital advances to the Excluded Subsidiary Guarantors listed on Schedule 6.04 may be repaid and reborrowed from time to time as long as the outstanding amount of such working capital advances does not exceed the amount set forth for such Excluded Subsidiary Guarantor on Schedule 6.04;
          (c) investments by the Borrower and its Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement and (ii) the aggregate amount of investments by the Loan Parties in Subsidiaries of the Borrower that are not Loan Parties or in the Excluded Subsidiary Guarantors (together with outstanding intercompany loans permitted under clause (B) of the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
          (d) loans or advances made by the Borrower to any of its Subsidiaries and made by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower; provided that (A) any such loans and advances made by a Loan Party (other than to another Loan Party) shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (B) the amount of such loans and advances made by the Loan Parties to Subsidiaries of the Borrower that are not Loan Parties or to the Excluded Subsidiary Guarantors (together with all outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and all outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); it being understood and agreed that any accounts payable of an Excluded Subsidiary Guarantor to a Loan Party arising in the ordinary course of business pursuant to commercial agreements (other than agreements providing for funded Indebtedness) entered into on arm’s length terms in accordance with Section 6.09(a), shall not be deemed to be loans or advances by the applicable Loan Party to the applicable Excluded Subsidiary Guarantor for purposes of this Section 6.04;
          (e) Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Subsidiaries of the Borrower that are not Loan Parties or of the Excluded Subsidiary Guarantors that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (B) to the proviso to

Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
          (f) loans or advances made by any Subsidiary of the Borrower to its employees on an arms-length basis in the ordinary course of business consistent with past practices, in each case for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $25,000 to any employee and up to a maximum of $100,000 in the aggregate at any one time outstanding;
          (g) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to any Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
          (h) investments in the form of Hedging Agreements permitted by Section 6.07;
          (i) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of its Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary of the Borrower or of such merger;
          (j) investments received in connection with the dispositions of assets permitted by Section 6.05;
          (k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
          (l) purchases by the Excluded Subsidiary Guarantors of machinery, equipment and other assets in the ordinary course of business for use in the day-to-day operations of the Excluded Subsidiary Guarantors; and
          (m) notwithstanding the provisions of clauses (c), (d) and (e) above, investments by the Borrower in the Excluded Subsidiary Guarantors in an aggregate amount not to exceed $1,000,000 in any Fiscal Year; provided that the proceeds of such investments are used by the Excluded Subsidiary Guarantors solely for Capital Expenditures.
     Section 6.05 Asset Sales. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary of the Borrower (other than an Excluded Subsidiary Guarantor) in compliance with Section 6.04), except:
          (a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

          (b) sales, transfers and dispositions to the Borrower or any of its Subsidiaries; provided that any such sales, transfers or dispositions involving (i) a Subsidiary of the Borrower that is not a Loan Party or (ii) an Excluded Subsidiary Guarantor, in either case shall be made in compliance with Section 6.09;
          (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
          (d) sales, transfers and dispositions of investments permitted by clauses (i) and (k) of Section 6.04;
          (e) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any of its Subsidiaries; and
          (f) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary of the Borrower unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (f) shall not exceed $500,000 during any Fiscal Year;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Sections 6.05(b) and (f)) shall be made for fair value and for at least 75% cash consideration.
     Section 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
     Section 6.07 Hedging Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Hedging Agreement, except (a) as otherwise required under Section 5.14, (b) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any of its Subsidiaries has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) and not for speculative purposes, and (c) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its Subsidiaries.
     Section 6.08 Restricted Payments; Certain Payments of Indebtedness.
          (a) No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
               (i) Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests; and

               (ii) the Borrower may make Restricted Payments to Parent that, when aggregated with all Restricted Payments made on or after the Effective Date pursuant to this Section 6.08(a)(ii), do not exceed an amount equal to 50% of cumulative Consolidated Net Income for the period from July 1, 2008 through the end of the most recent Fiscal Quarter or Fiscal Year for which Borrower has delivered the financial statements required pursuant to Section 5.01(a) or (b); provided, that (x) at the time of and after giving effect to any such Restricted Payment there shall exist no Default or Event of Default, (y) both before and after giving effect to any such Restricted Payment, Borrower is in compliance with the covenants set forth in Sections 6.13 on a pro forma basis and (z) five Business Days prior to any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer in form and substance satisfactory to the Administrative Agent certifying that the requirements of this Section 6.08(a)(ii) have been met with respect to such Restricted Payment.
          (b) No Loan Party will, nor will it permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
               (i) payment of Indebtedness created under the Loan Documents;
               (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of any Subordinated Indebtedness to the extent prohibited by the subordination provisions applicable thereto;
               (iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and
               (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.
     Section 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary Guarantor (other than an Excluded Subsidiary Guarantor, transactions with which shall be governed by the immediately preceding clause (a)) and not involving any other Affiliate, (c) any investment permitted by Section 6.04(c), Section 6.04(d) or Section 6.04(m), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04(f), (g) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries who are not employees of the Borrower or any of its Subsidiaries, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any of its Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, and (i) the payment of management fees to Marco International in an amount not to exceed $25,000 in any calendar month.
     Section 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of the Borrower that is a Subsidiary Guarantor to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary that is a Subsidiary Guarantor of the Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower pending such sale; provided that such restrictions and conditions apply only to the Subsidiary of the Borrower that is to be sold and such sale is permitted hereunder, (iv) clause (a) above shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) above shall not apply to customary provisions in leases restricting the assignment thereof.
     Section 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or (b) if any such amendment, modification or waiver would be adverse to the rights or interests of any of the Secured Parties, such Loan Party’s or such Subsidiary’s certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents.
     Section 6.12 Capital Expenditures. The Borrower will not, nor will it permit any of its Subsidiaries to, incur or make any Capital Expenditures during any Fiscal Year in an aggregate amount exceeding (a) for the Fiscal Year ending June 30, 2009, $12,000,000 plus up to $18,000,000 of Capital Expenditures in connection with the resumption of operations at the Borrower’s facility located in Niagara, New York and (b) for each Fiscal Year thereafter, $14,000,000.
     Section 6.13 Financial Covenants.
          (a) Minimum Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of any Fiscal Quarter, to be less than 1.50 to 1.00.

          (b) Maximum Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio, determined as of the end of any Fiscal Quarter, to be greater than 2.25 to 1.00.
          (c) Minimum Consolidated Tangible Net Worth. The Borrower will not permit Consolidated Tangible Net Worth as of the end of any Fiscal Quarter to be less than the lesser of (i) the sum of (A) $65,000,000 plus (B) an amount equal to 50% of the Consolidated Net Income for each Fiscal Year commencing with the Fiscal Year ending June 30, 2009 (with no deduction for a net loss in any such Fiscal Year) and (ii) for any Fiscal Quarter ending after June 30, 2010, $115,000,000.
     Section 6.14 Accounting Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or any of its consolidated Subsidiaries.
ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
          (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries or by the Parent in or in connection with this Agreement or any Loan Document or in any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
          (d) (i) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to a Loan Party’s existence), Section 5.08 or Section 5.09 or in Article VI, or (ii) the Parent shall fail to observe or perform any covenant, condition or agreement contained in Article XI;
          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this Article), and such failure shall continue unremedied for a period of 15 days after the earlier of (A) any actual knowledge of such breach by an officer of such Loan Party and

(B) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
          (f) any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 60 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material

Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (m) a Change in Control shall occur;
          (n) the occurrence of any “default” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
          (o) the Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Subsidiary Guaranty, or any Subsidiary Guarantor shall fail to comply with any of the terms or provisions of the Subsidiary Guaranty, or any Subsidiary Guarantor shall deny that it has any further liability under the Subsidiary Guaranty, or shall give notice to such effect;
          (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;
          (q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or
          (r) the termination of or default under any material indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets which results in a Material Adverse Effect.
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent and the Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent or the Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
The Agents
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints each Agent as its agent and authorizes each Agent to take such actions on its behalf, including execution of the other Loan Documents, as applicable, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     Each financial institution serving as an Agent hereunder and under the other Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not an Agent hereunder.
     The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the applicable Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the institution serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower, the Administrative Agent or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent of such Agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as their activities as an Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent as provided in this paragraph, either Agent may resign at any time by notifying the other Agent, the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld); provided that, no such consent shall be required at any time when an Event of Default has occurred and is continuing, to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be (a) a commercial bank organized under the laws of the United States or of any State thereof or doing business in the United States and having a combined capital and surplus of at least $250,000,000 or (b) an Affiliate of any such commercial bank. Upon the acceptance by a successor of its appointment as Administrative Agent or Collateral Agent, as applicable, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s or the Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, its sub agents and their respective

Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
     Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent or the Collateral Agent; (b) neither the Administrative Agent nor the Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report or (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel, and neither the Administrative Agent nor the Collateral Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Agents and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who obtain all or part of any Report through the indemnifying Lender.
ARTICLE IX
Miscellaneous
     Section 9.01 Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
               (i) if to any Loan Party, to the Borrower at:
Globe Metallurgical Inc.
P.O. Box 157
County Road 32
Beverly, OH 45715

Attention: Arden Sims
Facsimile No: 740-984-8609
               With a copy to:
MI Capital One Penn Plaza
250 West 34th Street, Suite 2514
New York, New York 10119
Attention: Ted Heilman
Facsimile No: 212-798-8180
               (ii) if to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Collateral Agent, to SG at:
Société Générale
1221 Avenue of the Americas
New York NY 10020
Attention: Ms. Laurence Lemesle
Facsimile No: 212-278-7417
               (iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     Section 9.02 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (1) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (2) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment or Commitments of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (d) in a manner that would alter the priority of the application of payments or the manner in which payments are shared, without the written consent of each Lender, (v) amend, modify or waive the definition of Borrowing Base or any of the definitions used therein or in such definitions or amend, modify or waive Section 2.10(b), without the written consent of the Super-Majority Revolving Lenders, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Subsidiary Guarantor from its obligation under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents) without the written consent of each Lender, (viii) except as provided in Section 9.02(d) or (e) or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender, or (ix) amend, modify or waive Section 11.02 or the Capital Contribution Agreement without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04
          (c) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Liens granted to the Collateral Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, the payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Collateral Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another financial institution which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including payments due to such Non-Consenting Lender under Sections 2.14 and 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

     Section 9.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for each Agent, in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Secured Party, including the fees, charges and disbursements of any counsel for any Secured Party, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section include; without limiting the generality of the foregoing, costs and expenses incurred in connection with:
               (i) due diligence completed by the Administrative Agent and the Collateral Agent and all appraisals;
               (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the Collateral Agent, as applicable, or the internally allocated fees for each Person employed by the Administrative Agent or the Collateral Agent, as applicable, with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Administrative Agent or the Collateral Agent, as applicable, (and the Borrower agrees to modify or adjust the computation of the Borrowing Base — which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base — to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);
               (iii) lien and title searches and title insurance;
               (iv) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens, and all Phase I Environmental Assessments;
               (v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
               (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.17(c).
          (b) The Borrower shall indemnify each Secured Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under Section 9.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (based on the Aggregate Credit Exposure) (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO LOAN PARTY SHALL ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.
          (e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

     Section 9.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower; provided that no such consent of the Borrower shall be required for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund or (2) at any time when an Event of Default has occurred and is continuing, any other assignee;
          (B) the Administrative Agent; provided that no such consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
          (C) the Issuing Bank; provided that no such consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
               (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required at any time when an Event of Default has occurred and is continuing;

          (B) each partial assignment of the assigning Lender’s rights and obligations in respect of each Class of Commitments or Loans shall be made with the concurrent assignment of a proportionate part of such Lender’s rights and obligations, if any, in respect of the other Class of Commitments or Loans unless the Administrative Agent otherwise consents;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500;
          (D) the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
          (E) no assignment may be made to the Borrower or any of its Subsidiaries or Affiliates.
     For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
               (iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this, Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).
               (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
               (v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole fight to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to Section 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
               (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF THE STATE OF NEW YORK).
          (b) EACH LOAN PARTY AND THE PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or the Parent or their respective properties in the courts of any jurisdiction.
          (c) EACH LOAN PARTY AND THE PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.09(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN

SECTION 9.01. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and o shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.12 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
     Section 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     Section 9.15 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, each Loan Party and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof.
     Section 9.16 Amendment, Restatement and Rearrangement of Existing Credit Agreement. The parties hereto agree that this Agreement amends, restates and rearranges the Existing Credit Agreement in its entirety.
ARTICLE X
Subsidiary Guaranty
     Section 10.01 Guaranty. Each Subsidiary Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely, irrevocably and unconditionally guarantees to the Administrative Agent for the benefit of the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-

house counsel and paralegals) and expenses paid or incurred by the Secured Parties in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Subsidiary Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Subsidiary Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
     Section 10.02 Guaranty of Payment; Continuing Guaranty. This Subsidiary Guaranty is a guaranty of payment and not of collection. Each Subsidiary Guarantor waives any right to require any Secured Party to sue the Borrower, any Subsidiary Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations. This Subsidiary Guaranty is a continuing guaranty and shall be binding upon each Subsidiary Guarantor and its successors and assigns, and each Subsidiary Guarantor irrevocably waives any right to revoke this Subsidiary Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     Section 10.03 No Discharge or Diminishment of Subsidiary Guaranty.
          (a) Except as otherwise provided for herein, the obligations of each Subsidiary Guarantor hereunder are irrevocable, unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations, the termination or expiration of all of the Commitments and the termination or expiration of all Letters of Credit), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Subsidiary Guarantor may have at any time against any Obligated Party, any Secured Party, or any other person, whether in connection herewith or in any unrelated transactions.
          (b) The obligations of each Subsidiary Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
          (c) Further, the obligations of any Subsidiary Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed

Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Subsidiary Guarantor or that would otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations, the termination or expiration of all of the Commitments and the termination or expiration of all Letters of Credit).
     Section 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Subsidiary Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Subsidiary Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Subsidiary Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations, the termination or expiration of all of the Commitments and the termination or expiration of all Letters of Credit. Without limiting the generality of the foregoing, each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or non-judicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Subsidiary Guarantor under this Subsidiary Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against any Obligated Party or any security.
     Section 10.05 Rights of Subrogation. No Subsidiary Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Subsidiary Guarantors have fully performed all their obligations to the Secured Parties, the indefeasible payment in full in cash of the Guaranteed Obligations, the termination or expiration of all of the Commitments and the termination or expiration of all Letters of Credit.
     Section 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Subsidiary Guarantor’s obligations under this Subsidiary Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Secured Parties are in possession of this Subsidiary Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Subsidiary Guarantors forthwith on demand by the Lender.
     Section 10.07 Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances beating upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Subsidiary Guarantor assumes and incurs under this Subsidiary Guaranty, and agrees no Secured Party shall have any duty to advise any Subsidiary Guarantor of information known to it regarding those circumstances or risks.
     Section 10.08 Taxes. All payments of the Guaranteed Obligations will be made by each Subsidiary Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Subsidiary Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Subsidiary Guarantor shall make such deductions and (iii) such Subsidiary Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     Section 10.09 Maximum Liability. The provisions of this Subsidiary Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Subsidiary Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor’s liability under this Subsidiary Guaranty, then, notwithstanding any other provision of this Subsidiary Guaranty to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Subsidiary Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Subsidiary Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law. Each Subsidiary Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Subsidiary Guarantor without impairing this Subsidiary Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that, nothing in this sentence shall be construed to increase any Subsidiary Guarantor’s obligations hereunder beyond its Maximum Liability.

     Section 10.10 Contribution. In the event any Subsidiary Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Subsidiary Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Subsidiary Guaranty, each other Subsidiary Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Subsidiary Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Subsidiary Guarantor, the aggregate amount of all monies received by such Subsidiary Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Subsidiary Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Subsidiary Guarantor’s Maximum Liability). Each of the Subsidiary Guarantors covenants and agrees that its right to receive any contribution under this Subsidiary Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations, the termination or expiration of all of the Commitments and the termination or expiration of all Letters of Credit. This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Subsidiary Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
     Section 10.11 Liability Cumulative. The liability of each Loan Party as a Subsidiary Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
ARTICLE XI
Covenants of Parent
     Until the Commitments have expired or terminated and the Secured Obligations have been paid in full and all Letters of Credit have expired or terminated, the Parent covenants and agrees for the benefit of the Lenders, that:
     Section 11.01 Limitation on Certain Acquisitions by the Parent. The Parent will not, directly or indirectly, acquire the Equity Interests in any Person, whether by purchase, merger, consolidation or otherwise, if, as a result thereof, any Loan Party would thereby become liable, contingently or otherwise, in respect of any obligations under ERISA that could reasonably be expected to result in a Material Adverse Effect.
     Section 11.02 Capital Contribution Agreement. On or before the Effective Date, the Parent shall enter into a Capital Contribution Agreement with the Borrower in form and substance satisfactory to the Collateral Agent providing for a capital commitment of the Parent to the Borrower in an aggregate amount of $5,000,000.00. The Parent hereby acknowledges that (a) the Borrower’s rights under the Capital Contribution Agreement shall at all times be subject to a perfected first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Documents and (b) the Collateral Agent may exercise the Borrower’s rights under the Capital Contribution Agreement as provided in this Section. If, (1) at the end of any Fiscal Quarter ending on or before June 30, 2011, Adjusted Consolidated EBITDA for the four Fiscal Quarter period ending on the last day of such Fiscal Quarter is less than $40,000,000 or (2) the Borrower fails to deliver financial statements pursuant to Section 5.01(a) or (b) for any Fiscal Quarter or Fiscal Year ending on or before June 30, 2011 within 30 days after the date for delivery specified in the applicable Section, the Collateral Agent may, by providing written notice to the Parent (a “Required Contribution Notice”), require funding of the Parent’s capital commitment under the Capital Contribution Agreement in an amount equal to the lesser of (x) in the case of clause (1) above, an amount equal to $40,000,000 minus Adjusted Consolidated EBITDA for such period or, in the case of clause (2) above, $5,000,000.00 and (y) the remaining unfunded capital commitment under the Capital Contribution Agreement (the “Required Contribution Amount”). Following receipt of a Required Contribution Notice, the Parent shall within five Business Days from the receipt thereof do one of the following: (i) make a capital contribution to the Borrower, (ii) purchase Equity Interests of such type and at a price as may be mutually agreed between the Borrower and the Parent or (iii) to the extent permitted under Section 6.01(i), purchase unsecured Subordinated Indebtedness of the Borrower, so long as the total dollar amount of such capital contribution or purchase is at least equal to the Required Contribution Amount and the proceeds of such capital contribution or purchase are transmitted directly to a deposit account of the Borrower which meets the requirements of Section 5.12. The Parent shall maintain restricted cash on its balance sheet sufficient to fully fund the remaining capital commitment of the Parent under the Capital Contribution Agreement. The Parent may, at any time after the Effective Date, elect to satisfy all or a portion of its capital commitment under the Capital Contribution Agreement by making a capital contribution or purchase that meets the requirements of this Section 11.02, regardless of whether such funding is required under this Section 11.02 at the time of such capital contribution or purchase and upon making capital contributions or purchases totaling $5,000,000 and otherwise meeting the requirements of this Section 11.02, the Parent’s obligations under this Section shall terminate. For avoidance of doubt, the proceeds from the issuance of additional Equity Interests of or capital contributions to the Borrower pursuant to Section 3.01(p) on or before the Effective Date shall not reduce the capital commitment of the Parent pursuant to the Capital Contribution Agreement which shall be reduced only to the extent of payments actually made.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER: GLOBE METALLURGICAL INC.
By:
	Name:	Vickie L. Hudson
	Title:	Vice President, Finance

SUBSIDIARY GUARANTORS: ALABAMA SAND AND GRAVEL, INC.
By:
	Name:	Vickie L. Hudson
	Title:	Vice President, Finance

LAUREL FORD RESOURCES, INC.
By:
Name:
Title:

WEST VIRGINIA ALLOYS, INC.
By:
	Name:	Vickie L. Hudson
	Title:	Vice President, Finance

PARENT: GLOBE SPECIALTY METALS, INC.
By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement
Globe Metallurgical Inc.

SOCIETE GENERALE, as Administrative Agent, Issuing Bank, Swingline Lender, Collateral Agent, and a Lender
By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement
Globe Metallurgical Inc.

FORTIS BANK SA/NV, NEW YORK BRANCH, as a Lender
By:
Name:
Title:

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement
Globe Metallurgical Inc.

BROWN BROTHERS HARRIMAN & CO., as a Lender
By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement
Globe Metallurgical Inc.

NATIXIS, NEW YORK BRANCH, as a Lender
By:
Name:
Title:

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement
Globe Metallurgical Inc.

ANNEX A
DEFINITIONS
     This Annex A is attached to and constitutes an integral part of the Second Amended and Restated Credit Agreement, dated as of September 18, 2008 (this “Agreement”), by and among GLOBE METALLURGICAL INC., as Borrower, ALABAMA SAND AND GRAVEL, INC., LAUREL FORD RESOURCES, INC. and WEST VIRGINIA ALLOYS, INC., as Subsidiary Guarantors, GLOBE SPECIALTY METALS, INC., as Parent, the LENDERS FROM TIME TO TIME PARTY HERETO, and SOCIETE GENERALE, as Administrative Agent, Issuing Bank, Swingline Lender and Collateral Agent.
     As used in this Agreement, the following terms have the meanings specified:
     “ABR” when used in reference to any Loan or Borrowing, refers to the fact that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Account” has the meaning assigned to such term in the Security Agreement.
     “Account Debtor” means any Person obligated on an Account.
     “Adjusted Consolidated EBITDA” means, for any Fiscal Quarter, an amount equal to (a) Consolidated EBITDA for such Fiscal Quarter plus (b) the amount funded by the Parent to the Borrower under the Capital Contribution Agreement pursuant to Section 11.02 in respect of such Fiscal Quarter.
     “Administrative Agent” means SG, in its capacity as administrative agent for the Lenders hereunder, and also means and includes any successor Administrative Agent appointed pursuant to Article VIII.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” means, collectively, the Administrative Agent and the Collateral Agent.
     “Aggregate Credit Exposure” means, as of any time of determination, the aggregate Credit Exposure of all the Lenders.
     “Agreement” has the meaning assigned to such term in the introductory paragraph of this Annex A.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the

Annex A-Page 1

Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Margin” means, for any day with respect to (a) any LIBOR Term Loan, a rate per annum equal to 2.25%, (b) any ABR Term Loan, a rate per annum equal to 1.50%, and (c) any ABR Revolving Loan or LIBOR Revolving Loan or the Commitment Fee, the applicable rate per annum set forth below under the caption “LIBOR Revolving Loans”, “ABR Revolving Loans” or “Commitment Fee”, as the case may be, in each case based upon the Total Leverage Ratio as of the last day of the Fiscal Quarter of the Borrower most-recently ended:

	LIBOR Revolving
Total Leverage Ratio	Loans	ABR Revolving Loans	Commitment Fee
Level 1: > 2.00:1.00	2.25%	1.50%	0.50%
Level 2:	2.00%	1.00%	0.40%
<2.00:1.00 and > 1.50:1.00
Level 3:	1.75%	0.50%	0.30%
<1.50:1.00
     For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each Fiscal Quarter based upon the Compliance Certificate delivered by the Borrower pursuant to Section 5.01(d) and the related annual or quarterly consolidated financial statements and (b) each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date which is five Business Days after the delivery to the Administrative Agent of the Compliance Certificate and the related consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that (i) until the date which is five Business Days after the delivery to the Administrative Agent of a Compliance Certificate and the related consolidated financial statements with respect to the first full Fiscal Quarter ending after the Effective Date, the “Applicable Margin” shall be the applicable rate per annum set forth above in Level 1, and (ii) if the Borrower fails to deliver any Compliance Certificate required to be delivered by it pursuant to Section 5.01(d) and/or the related consolidated financial statements, the “Applicable Margin” shall, at the option of the Administrative Agent or at the request of the Required Lenders, be the applicable rate per annum set forth above in Level 1 during the period from the expiration of the time for delivery of such Compliance Certificate or consolidated financial statements until the same are delivered to the Administrative Agent.
     “Applicable Percentage” means, with respect to any Lender (a) with respect to the Revolving Commitments, the Revolving Loans, the LC Exposure and the Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Lenders; provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentage of each Lender for purposes of this clause (a) shall be determined based upon such Lender’s share

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of the aggregate Revolving Exposures at that time, (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is the outstanding principal amount of such Lender’s Term Loan and the denominator of which is the aggregate outstanding principal amount of all Term Loans, and (c) with respect to the Aggregate Credit Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Credit Exposure plus such Lender’s unused Commitment and the denominator of which is the Aggregate Credit Exposure plus the aggregate unused Commitments.
     “Approved Fund” has the meaning assigned to such term in Section 9.04.
     “AS&G” means Alabama Sand and Gravel, Inc., a Delaware corporation.
     “Assignment Agreement” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Availability” means, as of any time of determination, an amount equal to (a) the lesser of the total Revolving Commitments and the Borrowing Base minus (b) the Revolving Exposure of all Lenders.
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Globe Metallurgical Inc., a Delaware corporation.
     “Borrowing” means (a) Revolving Loans of the same Type that are made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type that are made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, and (c) a Swingline Loan.
     “Borrowing Base” means, as of any time of determination, an amount equal to (a) 100% of Cash Collateral at such time plus (b) 90% of Eligible Accounts constituting Credit-Enhanced Accounts at such time plus (c) 85% of Eligible Accounts not constituting Credit-Enhanced Accounts at such time plus (d) the sum of (i) 85% of Eligible Inventory consisting of finished goods at such time and (ii) 75% of Eligible Inventory consisting of raw materials at such time, in each case valued at the lower of cost or market value and determined on a first-in-first-out basis plus (e) 85% of Eligible L/C’s at such time minus (f) Reserves.
     “Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.

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     “Borrowing Request” means a request by the Borrower for a Borrowing in the form of Exhibit F with appropriate insertions.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Contribution Agreement” means a capital contribution agreement among the Parent and the Borrower pursuant to the requirements of Section 11.02 in form and substance satisfactory to the Collateral Agent.
     “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in conformity with GAAP.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP.
     “Cash Collateral” means (a) Dollars of a Loan Party (other than an Excluded Subsidiary Guarantor) which have been deposited with the Collateral Agent for the benefit of the Secured Parties as Collateral for all Secured Obligations pursuant to the Collateral Documents, and on and in which the Collateral Agent has a valid, perfected and exclusive first priority Lien; and (b) Dollars of a Loan Party (other than an Excluded Subsidiary Guarantor) held at another financial institution, provided that such cash collateral is subject to control agreement and other Collateral Documents in form and substance satisfactory to the Collateral Agent pursuant to which the Collateral Agent has a valid, perfected and exclusive first priority Lien.
     “Change in Control” means (a) the failure of the Parent to own, free and clear of all Liens or other encumbrances, at least 95% of the issued and outstanding voting Equity Interests of the Borrower; (b) the direct or indirect acquisition after the Effective Date by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934), or related persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) other than a Permitted Holder, of beneficial ownership of issued and outstanding shares of voting stock of the Parent, the result of which acquisition is that such person or such group possesses in excess of 35% of the combined voting power of all then-issued and outstanding voting stock of the Parent; or (c) during any period of 12 consecutive months, beginning with and after the Effective Date, individuals who at the beginning of such 12-month period were directors of the Parent (together with new directors elected by, or nominated for election by, such directors or directors elected under this parenthetical clause) shall cease for any

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reason to constitute a majority of the board of directors of the Parent at any time during such period.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means any and all property owned, leased or operated by any Loan Party and covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Collateral Agent, on behalf of the Secured Parties, to secure the Secured Obligations.
     “Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
     “Collateral Agent” means SG, in its capacity as Collateral Agent on behalf of the Secured Parties, and also means and includes any successor Collateral Agent appointed pursuant to Article VIII.
     “Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Capital Contribution Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
     “Collection Account” has the meaning assigned to such term in the Security Agreement.
     “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment.
     “Commitment Fee” has the meaning set forth in Section 2.11(a).
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.
     “Compliance Certificate” means a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D.

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     “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense excluding any interest expense not payable in cash (including amortization of discount and amortization of debt issuance costs).
     “Consolidated EBITDA” means, for any period, an amount equal to (a) Consolidated Net Income for such period plus (b) without duplication and to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization expense for such period, and (iv) any other non-cash charges for such period minus (c) any non-cash items included in determining Consolidated Net Income for such period, all as calculated for the Borrower and its Subsidiaries on a consolidated basis in conformity with GAAP.
     “Consolidated Excess Cash Flow” means, for any Fiscal Year, the excess, if any, of (a) Consolidated EBITDA for such Fiscal Year minus (b) the sum, without duplication, of (i) income tax expense for such Fiscal Year plus (ii) the aggregate amount of Capital Expenditures made in cash by the Borrower and its Subsidiaries during such Fiscal Year (excluding up to $5,000,000 of Capital Expenditures made with the proceeds of capital contributions during the Fiscal Year ending on June 30, 2009) plus (iii) the aggregate amount of all regularly scheduled principal payments of the Term Loans made during such Fiscal Year plus (iv) the aggregate amount of all optional prepayments of the Term Loans made during such Fiscal Year plus (v) Consolidated Cash Interest Expense for such Fiscal Year.
     “Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Cash Interest Expense plus (b) the aggregate amount of scheduled principal payments (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, all as calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in conformity with GAAP.
     “Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in conformity with GAAP), all as calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in conformity with GAAP.
     “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a wholly-owned Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by

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the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
     “Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.
     “Consolidated Total Debt” means, as of any date of determination, the aggregate outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in conformity with GAAP.
     “Credit-Enhanced Account” means an Account that is (a) backed by a letter of credit which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent; provided that such letter of credit and the issuer thereof shall each be satisfactory to the Administrative Agent in its sole discretion or (b) insured pursuant to a policy of credit insurance in respect of which the Administrative Agent is an additional insured and the loss payee; provided that such credit insurance policy and the issuer thereof shall each be satisfactory to the Administrative Agent in its sole discretion.
     “Credit Exposure” means, as to any Lender as of any time of determination, the sum of (a) such Lender’s Revolving Exposure at such time plus (b) the aggregate principal amount of its Term Loans outstanding at such time.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.
     “Document” has the meaning assigned to such term in the Security Agreement.
     “Dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 9.02).
     “Effective Date Subsidiary Guarantors” means, collectively, AS&G, Laurel Ford and WVA.
     “Eligible Accounts” means, as of any time of determination, the Accounts of the Loan Parties (other than the Excluded Subsidiary Guarantors) which the Administrative Agent determines, in its Permitted Discretion, to be eligible as the basis for the making of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein to determine that certain Accounts are not Eligible Accounts, Eligible Accounts shall not include any Account:

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     (a) which is not subject to a first-priority perfected security interest in favor of the Collateral Agent;
     (b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent or (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Collateral Agent;
     (c) which has a scheduled due date more than 60 days after the original invoice date;
     (d) which remains unpaid more than 60 days after the original due date;
     (e) which has been written off on the books of the applicable Loan Party or otherwise designated as uncollectible;
     (f) which is owing by an Account Debtor for which more than 25% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c), (d) or (e) above after giving effect to the proviso at the end of this paragraph;
     (g) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds (i) in the case of Accounts in respect of which the Account Debtor is either Dow Corning Corp. or one of its Subsidiaries or Alcoa, Inc. or one of its Subsidiaries, 25% of the aggregate amount of all Eligible Accounts, and (ii) in the case of all other Accounts, 15% of the aggregate amount of all Eligible Accounts;
     (h) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;
     (i) which (i) does not arise from the sale of goods or the performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor providing that payment must be made directly to the applicable Loan Party’s deposit account with the Collateral Agent or another deposit account reasonably acceptable to the Collateral Agent, (iii) represents a progress billing, (iv) is contingent upon the applicable Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
     (j) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or if such Account was invoiced more than once;
     (k) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
     (l) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or

Annex A-Page 8

liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
     (m) which is owed by any Account Debtor which has sold all or substantially all of its assets;
     (n) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S. or any state thereof; provided that this clause (n) shall not apply with respect to (x) any Account which is owed by an Account Debtor that (1) is qualified to do business in any state of the U.S. and (2) has substantial assets located in such state and (y) Accounts in an aggregate amount not exceeding $1,000,000 at any time outstanding owed by an Account Debtor which (1) maintains its chief executive office in Canada (other than the Province of Newfoundland) or (2) is organized under applicable law of Canada or any province thereof (other than the Province of Newfoundland).
     (o) which is owed in any currency other than Dollars;
     (p) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account, have been complied with to the Administrative Agent’s satisfaction;
     (q) which is owed by (i) any Affiliate of any Loan Party other than Norchem (but only so long as Norchem is not a Subsidiary of any Loan Party) or (ii) any employee, officer, director, agent or stockholder of any Loan Party; provided that this clause (q) shall not apply with respect to (x) an aggregate amount of $250,000 of Accounts in respect of which Marco International is the Account Debtor and (y) an aggregate amount of $500,000 of Accounts in respect of which Solsil is the Account Debtor;
     (r) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent in its Permitted Discretion, but only to the extent of such excess;
     (s) which (i) is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or (ii) is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
     (t) which is subject to any counterclaim, deduction, defense, setoff or dispute;
     (u) which is evidenced by any promissory note, chattel paper, or instrument;

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     (v) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;
     (w) with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or which was partially paid and as to which the applicable Loan Party has created a new receivable for the unpaid portion of such Account;
     (x) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
     (y) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable Loan Party has or has had an ownership interest in such goods, or which indicates any party other than the applicable Loan Party as payee or remittance party;
     (z) which was created on cash-on-delivery terms; or
     (aa) which is owed by an Account Debtor that the Administrative Agent determines in its Permitted Discretion may be unable to pay; provided that, the Administrative Agent provides the Borrower with written notice thereof;
provided that clauses (d), (g), (k), (1), (m) and (aa) above shall not apply with respect to any Accounts that are Credit-Enhanced Accounts; and provided, further that clause (n) above shall not apply with respect to any Account that is backed by a letter of credit which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent so long as such letter of credit and the issuer thereof are each satisfactory to the Administrative Agent in its sole discretion.
In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time by the Required Revolving Lenders in the exercise of their Permitted Discretion, with any

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such changes to be effective three (3) days after delivery of notice thereof to the Borrower and the Lenders.
     “Eligible Inventory” means, as of any time of determination, the Inventory of the Loan Parties (other than the Excluded Subsidiary Guarantors) consisting of finished goods or raw materials which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the making of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein to determine that certain Inventory is not Eligible Inventory, Eligible Inventory shall not include any Inventory:
     (a) which is not subject to a first priority perfected Lien in favor of the Collateral Agent;
     (b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent or (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Collateral Agent;
     (c) which is, in the opinion of the Administrative Agent, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
     (d) with respect to which any covenant, representation or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any applicable Governmental Authority;
     (e) in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
     (f) which constitutes samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, or goods held on consignment;
     (g) which is not (i) located in the U.S. or (ii) on board shipping vessels in transit to the U.S. with a common carrier from vendors and suppliers;
     (h) which is located in any location leased by a Loan Party unless the lessor has delivered to the Administrative Agent a Collateral Access Agreement;
     (i) which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) the aggregate value of all such Inventory does not exceed $1,000,000;

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     (j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;
     (k) which is a discontinued product or component thereof;
     (l) which is the subject of a consignment by the applicable Loan Party as consignor unless approved by the Administrative Agent in writing;
     (m) which is perishable;
     (n) which contains or bears any intellectual property rights licensed to any Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
     (o) which is not reflected in a current perpetual inventory report of the applicable Loan Party;
     (p) which has been owned by a Loan Party for more than 180 days; or
     (q) which has been specifically reserved against by the applicable Loan Party.
In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three (3) days after delivery of notice thereof to the Borrower and the Lenders.
     “Eligible L/C’s” means the undrawn amount of Letters of Credit in favor of suppliers of the Loan Parties (other than the Excluded Subsidiary Guarantors) for products not yet delivered in the normal course of business which are (a) issued during the Availability Period and (b) negotiable against title and other documents which effectively transfer title and control of merchandise to a Loan Party (other than an Excluded Subsidiary Guarantor) from such suppliers upon receipt of payment for goods; provided that upon payment under such Letters of Credit, the Inventory represented by such Letters of Credit will constitute Eligible Inventory.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage,

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treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excluded Subsidiary Guarantors” means AS&G and Laurel Ford.
     “Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (e) in the case of a Foreign Lender (other than an assignee

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pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).
     “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 21, 2005, by and among the Borrower, the subsidiary guarantors party thereto, the lenders party thereto, Fortis Capital Corp., as sole arranger, administrative agent and collateral agent, and Société Générale, as documentation agent, as heretofore amended, supplemented or otherwise modified.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the president, chief executive officer, chief financial officer, principal accounting officer or vice president-finance of the Borrower.
     “Fiscal Month” means a fiscal month of the Borrower and its Subsidiaries.
     “Fiscal Quarter” means a fiscal quarter of the Borrower and its Subsidiaries.
     “Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries.
     “Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) an amount equal to (a) Consolidated EBITDA for the four Fiscal Quarter period ending on such date minus (b) the aggregate amount of all Capital Expenditures made in cash by the Borrower and its Subsidiaries during such period (excluding up to $5,000,000 of Capital Expenditures made with the proceeds of capital contributions during the Fiscal Year ending on June 30, 2009) minus (c) the aggregate amount of all taxes paid by the Borrower and its Subsidiaries during such period to (ii) Consolidated Fixed Charges for such period.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
     “Funding Account” means the deposit account of the Borrower specified in writing to the Administrative Agent as the account to which the Administrative Agent is authorized to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

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     “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.04, generally accepted accounting principles as set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another (a “primary obligation”) that provides assurance to the obligee of the primary obligation that such primary obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such primary obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings if such letter of credit is issued to support a primary obligation. Guarantees shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of a primary obligation, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for a primary obligation through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor, or to provide funds for the payment or discharge of such primary obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Guarantee shall be equal to the amount of the primary obligation so guaranteed or otherwise supported or, if less, the amount to which such Guarantee is specifically limited.
     “Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or

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more rates, currencies, commodities, pricing indices or pricing risk or value or any similar transaction or any combination of these transactions.
     “Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under, arising from or relating to (a) any and all Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreement transaction.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (e) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all obligations of others referred to in clauses (a)-(e) and (h)-(k) of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of obligations of others referred to in clauses (a)-(e) and (h)-(k) of this definition, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) any Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
     “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) in addition to the foregoing, with respect to any Loan, the Maturity Date.

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     “Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” has the meaning assigned to such term in the Security Agreement.
     “Issuing Bank” means SG, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Joinder Agreement” has the meaning assigned to such term in Section 5.13.
     “Junior Credit Agreement” means that certain Credit Agreement, dated as of November 10, 2005, by and among the Borrower, the lenders from time to time party thereto and D.E. Shaw Laminar Lending, Inc., as administrative agent for such lenders, as heretofore amended, restated, supplemented or otherwise modified.
     “Laurel Ford” means Laurel Ford Resources, Inc., a Kentucky corporation.
     “LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, as of any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

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     “LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or any successor to or substitute for such Page which provides rate quotations comparable to those currently provided on such Page, as determined by the Administrative Agent), at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the rate at which SG or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period.
     “LIBOR” when used in reference to any Loan or Borrowing, refers to the fact that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar fight of a third party with respect to such securities.
     “Loan Documents” means this Agreement (including the Subsidiary Guaranty), any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents and all other agreements, instruments, documents and certificates that are executed and delivered to, or in favor of, the Administrative Agent or any Lender in connection with this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
     “Loan Parties” means the Borrower, the Effective Date Subsidiary Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement, together with their respective successors and permitted assigns.
     “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including the Revolving Loans, the Term Loans and the Swingline Loans.
     “Marco International” means Marco International Corp., a New York corporation.
     “Master Assignment” means the Master Assignment and Assumption Agreement dated as of September 18, 2008 among the Administrative Agent, the Collateral Agent, the Lenders, Fortis Capital Corp., as administrative agent and collateral agent under the Existing Credit

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Agreement, the lenders party to the Existing Credit Agreement, the Borrower, and the Effective Date Subsidiary Guarantors.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Collateral Agent’s Liens (on behalf of the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Secured Parties under the Loan Documents.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Hedging Agreements of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any of its Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
     “Maturity Date” means September 18, 2013, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof or the repayment of the Loans is accelerated.
     “Maximum Liability” has the meaning assigned to such term in Section 10.10.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, on real property of a Loan Party, including any amendment, modification or supplement thereto.
     “Mortgaged Properties” means, collectively, each of the parcels of real property from time to time subject to a Mortgage, including, without limitation, the parcels of real property listed under the heading “Mortgaged Properties” on Schedule 4.05.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.
     “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty other insured damage to any property or asset of the Borrower or any of its Subsidiaries or a covered event under any “key man” life insurance policy, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation

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or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
     “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
     “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
     “Norchem” means Norchem, Inc., a Florida corporation.
     “Obligated Party” has the meaning assigned to such term in Section 10.02.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to any Secured Party or any indemnified party arising under the Loan Documents.
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of a borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Parent” means Globe Specialty Metals, Inc., a Delaware corporation (f/k/a International Metal Enterprises, Inc.).
     “Participant” has the meaning set forth in Section 9.04.
     “Paying Guarantor” has the meaning assigned to such term in Section 10.11.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
     “Permitted Encumbrances” means:

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     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;
provided that the term “Permitted Encumbrances” shall not include any Lien arising under ERISA or any Lien securing Indebtedness.
     “Permitted Holder” means MI Capital, Inc.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

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     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prepayment Event” means:
     (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any of its Subsidiaries resulting in Net Proceeds of more than $500,000, other than dispositions described in Section 6.05(a); or
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any of its Subsidiaries with a fair market value prior to such event of not less than $500,000; or
     (c) the occurrence of a covered event under a policy of “key-man” life insurance maintained by the Borrower or any of its Subsidiaries; or
     (d) the issuance by the Borrower of any Equity Interests, or the receipt by the Borrower of any capital contribution, in each case on or after the Effective Date, other than (i) the equity contribution required to be made pursuant to Section 3.01(p), (ii) the capital contributions required to be made pursuant to Section 11.02 or (iii) the issuance of Equity Interests to or the receipt of capital contributions from Persons owning Equity Interests of the Borrower on the Closing Date; or
     (e) the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness on or after the Effective Date, other than Indebtedness permitted under Section 6.01 or Section 11.02.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by SG as its “prime rate” in effect at its principal office in New York City, New York, with each change in the Prime Rate to be effective from and including the date such change is publicly announced as being effective.
     “Projections” has the meaning assigned to such term in Section 5.01(f).
     “Register” has the meaning set forth in Section 9.04.

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     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Replaced Lender” has the meaning set forth in Section 2.18(b).
     “Report” means a report prepared by the Administrative Agent or the Collateral Agent or another Person showing the results of an appraisal, field examination or audit of the assets of the Borrower and its Subsidiaries, each of which Reports may be distributed to the Lenders by the Administrative Agent or the Collateral Agent, as applicable.
     “Required Lenders” means, as of any time of determination, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.
     “Required Revolving Lenders” means, as of any time of determination, Lenders having Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time.
     “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserved Obligations” has the meaning set forth in the Master Assignment.
     “Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Hedging Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, and reserves for taxes, fees, assessments, and other governmental charges) from time to time with respect to the Collateral or any Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other fight to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.
     “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to acquire by assignment pursuant to the Master Assignment or make Revolving

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Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $35,000,000.
     “Revolving Exposure” means, with respect to any Lender as of any time of determination, the sum of (a) the aggregate outstanding principal amount of such Lender’s Revolving Loans at such time plus (b) such Lender’s LC Exposure at such time plus (c) an amount equal to such Lender’s Applicable Percentage of the aggregate outstanding principal amount of Swingline Loans at such time.
     “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
     “Revolving Loans” means the Loans made or acquired by assignment under the Master Assignment pursuant to clause (a) of Section 2.01.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Secured Obligations” means collectively, all Obligations, all Reserved Obligations incurred on or prior to the first anniversary of the Effective Date, and all Hedging Obligations owing to one or more Lenders or their respective Affiliates relating to Hedging Agreements required to be maintained pursuant to Section 5.14; provided that, with respect to such Hedging Obligations owing to Lenders or their respective Affiliates other than SG and its Affiliates, prior to or within 10 Business Days after the time that any transaction relating to such Hedging Obligation is executed, the Lender or Affiliate of a Lender party thereto shall have delivered written notice to the Administrative Agent that such a transaction has been or will be entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.
     “Secured Parties” means the Collateral Agent, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders, Affiliates of Lenders who hold Secured Obligations, and each other Person who holds Reserved Obligations that constitute Secured Obligations.
     “Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Effective Date, by and among the Loan Parties and the Collateral Agent, for the benefit of the Secured Parties, and any other pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document).
     “SG” means Société Générale.

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     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
     “Subordinated Indebtedness” means any Indebtedness of the Borrower that (a) no payments in respect of which (whether for principal, interest or otherwise) are required to be paid in cash (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to six months after the Maturity Date; (b) the payment of the principal of and interest on which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the Secured Obligations on terms and conditions satisfactory in form and substance to the Administrative Agent in its Permitted Discretion; and (c) all other terms, covenants and conditions of which do not subject the Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions than those contained in this Agreement.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.
     “Subsidiary Guarantor” means each Loan Party other than the Borrower.
     “Subsidiary Guaranty” means Article X of this Agreement.
     “Super-Majority Revolving Lenders” means, as of any time of determination, Revolving Lenders having Revolving Exposure and unused Revolving Commitments representing more than 66 2/3% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time.
     “Swingline Lender” means SG, in its capacity as the lender of Swingline Loans hereunder.
     “Swingline Loan” means, collectively, the Loans made pursuant to Section 2.04.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Lenders” means, as of any date of determination, Lenders having Term Loan Commitments or outstanding Term Loans.
     “Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make or acquire by assignment pursuant to the Master Assignment a Term Loan hereunder. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule

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2.01 or in the Assignment Agreement pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitments is $40,000,000.
     “Term Loans” means the Loans made or acquired by assignment under the Master Assignment pursuant to clause (b) of Section 2.01.
     “Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four Fiscal Quarter period ending on such date.
     “Transactions” means the execution, delivery and performance by the Loan Parties and the Parent of this Agreement and the other Loan Documents, the borrowing of Loans and other extensions of credit hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
     “Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
     “Unliquidated Obligations” means, as of any time of determination, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it, (b) any other obligation (including any Guarantee) that is contingent in nature at such time, or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “WVA” means West Virginia Alloys, Inc., a Delaware corporation.

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